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                                                                    EXHIBIT 10.3


                    INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.

           (AS AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 17, 2000)

                                    Amendment

     Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), having reserved the right under Section 13 of the Incentive Plan of Carrizo Oil & Gas, Inc. (the "Plan"), to amend the Plan, does hereby add at the end of Section 9 of the Plan, effective as of February 18, 2003, a new subsection (e), to read as follows:

(e) Special Grant of Audit Committee Chairman Options. Effective February 18, 2003, the Chairman of the Audit Committee of the Company shall as a one-time grant be granted a Director Option that provides for the purchase of 25,000 shares of Common Stock, has a term of ten years from the date of such grant, notwithstanding any earlier termination of the status of the holder as a Nonemployee Director, and vests and becomes exercisable in increments of one-third of the total number of shares of Common Stock that are subject thereto (rounded up to the nearest whole number) on the first and second anniversaries of the date of grant and of all remaining shares of Common Stock that are subject thereto on the third anniversary of the date of grant and the purchase price of each share of Common Stock subject to such Director Option shall be equal to the Fair Market Value of the Common Stock on the date of grant.

     IN WITNESS WHEREOF, this Amendment has been executed effective as of February 18, 2003.



                                        CARRIZO OIL & GAS, INC.



                                        By:
                                           -------------------------------------
                                              Frank A. Wojtek
                                              Vice President, Chief Financial
                                              Officer, Secretary and Treasurer